Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 29, 2013, with respect to the financial statements of Missouri Gas Energy as of December 31, 2012 and 2011, and for the period from March 26, 2012 to December 31, 2012, the period from January 1, 2012 to March 25, 2012, and the years ended December 31, 2011 and 2010, included in the Current Report on Form 8-K dated May 20, 2013 of The Laclede Group, Inc. and the Current Report on Form 8-K dated August 6, 2013 of Laclede Gas Company, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas
August 6, 2013